UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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	Definitive Proxy Statement
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	Soliciting Material Pursuant to §240.14a-12

Advanced Mineral Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED MINERAL TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 29, 2010

Notice of Annual Meeting of Shareholders

Dear Shareholder:

Notice is hereby given that the annual meeting of the shareholders of Advanced Mineral Technologies, Inc., a Nevada corporation, will be held at Best Western Airport Plaza Hotel, located at 1981 Terminal Way, Reno, Nevada 89502 on Monday, 29 November 2010 at 2:00 pm.

The following business will be transacted at the meeting:

1.	Election of Board of Directors.
2.	To transact any other business that may properly be presented at the meeting or any adjournment thereof.

The record date for the meeting has been set as October 26, 2010.  A complete list of stockholders will be open for examination by any stockholder of record at the Company’s principal offices in Idaho, as well as at the offices of the Company’s transfer agent, Nevada Agency and Trust, located at 50 West Liberty Street, Suite 880, Reno, Nevada, for a period of ten business days prior to the Annual Meeting.  The list will also be available for examination by any stockholder present at the meeting.  The meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting unless a new record date is set for the adjourned meeting, in which case notice of the adjourned meeting must be given to the stockholders of record as of the new record date.

Stockholders may vote in person or by proxy at the meeting.  In the event that you are unable to attend this annual meeting, we are requesting that you execute and mail the enclosed form of proxy to the secretary of our company to the address listed on the proxy form, so that your shares may be regularly voted at the meeting.  Proxies must be received no later than 12:01 PM on November 29, 2010.  Stockholders may participate in the meeting by means of telephone conference by calling the following number: 1-719-457-0816. The participant code to enter the teleconference is 851629.  Conference call access will be closed at 2:00 pm PDT.  Participation in the meeting via telephone conference constitutes presence in person at the meeting.

                                                       /s/ H. Philip Cash
_______________
H. Philip Cash
CEO and President

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

ADVANCED MINERAL TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 29, 2010

Proxy Statement

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of our Board of Directors for use at our annual meeting of stockholders to be held at Best Western Airport Plaza Hotel, located at 1981 Terminal Way, Reno, Nevada 89502 on Monday, 29 November 2010 at 2:00 pm.

Information About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of the meeting, including the election of directors, and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, October 26, 2010, are entitled to receive notice of the annual meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.   Holders of our Preferred Stock are entitled to two votes per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Nevada Agency and Transfer Company, you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Stockholders who are “street name” holders will need to bring a copy of a brokerage statement reflecting their ownership as of the record date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our voting stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) in favor of the election of all of the board nominees for director and (2) in the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

If, as of the record date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Thus, if you do not give your broker or nominee specific instructions, including with respect to the election of directors, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.  Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the annual meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to elect directors?

The affirmative vote of the holders of shares of our voting stock representing a plurality of the shares of our voting stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.  The Board’s recommendations are set forth together with each proposal in this proxy statement.  In summary, the Board recommends:

•  a vote FOR the election of the slate of directors nominated by the Board.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the election of directors described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by us. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Our Board of Directors encourages stockholders to attend the annual meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

Election Of Directors

Our Board of Directors currently consists of three directors. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board of Directors has nominated for re-election each of the three current members of our Board as well as two other persons to fill the five available seats.  Information about these individuals, who have been nominated for re-election to the Board, is set forth below.

H. Philip Cash, is our President and Director since May 15, 2007.  Mr. Cash was also the Chief Operating Officer of XS Platinum, Inc., from November of 2007 through August 2010.  Prior to working with the Company, Mr. Cash served as the Chief Operating Officer of Arizona Pacific Materials located in Queen Creek, Arizona from August of 2003 through May of 2007. Mr. Cash has spent over forty-five (45) years in the mining sector in North America, including Alaska and Canada, and has extensive mineral exploration, mine development and operational experience in North America. Mr. Cash has been actively involved as an executive in various North American mining entities that have participated in the development of precious metals projects, including underground, alluvial and placer gold deposits, mining and mineral processing enterprises, and also drilling, reclamation programs and related activities. Over the past five years, Mr. Cash has been involved in several mining projects in North America, including an aggregate mining project in Arizona, a silica exploration in California, in addition to developing the Tillicum mine project in British Columbia and the XS Platinum mining project in Alaska.

During the 1990’s, Mr. Cash was responsible for several projects, including the design and development of a placer gold mining operation near Dawson City, Yukon in Canada, which was a joint venture with Capital House.  When Mr. Cash sold the project he had developed the property to a production level of 10,000 ounces per year of gold.  From 1982 through 1992, Mr. Cash was under contract with Precious Metals Technology, Inc., wherein he oversaw the acquisition, design and development of two gold mines.  Those mines, the Camas Mine in Camas, Idaho, and the Princess Mine in Blaine County, Idaho, were brought into production at the level of 250 tons per day, with an high grade ore content of 0.2 to 0.5 OPT.

In the late 1970’s and early 1980’s, Mr. Cash worked on several projects, including the Champagne Gold Mine, situated on 6500 acres in Butte County, Idaho, where Mr. Cash set up a drilling program.  The project was subsequently sold to Idaho Gold Corporation, a subsidiary of Bema Gold.  Mr. Cash also acquired a Barite mine in Blaine County, Idaho, which consisted of a 200 ton per day flotation mill.  The mill produced Barite for the oil industry, some of whose clients were Halliburton and Milchem.  Finally, Mr. Cash acquired the Vienna Mine in Blaine County, Idaho and designed and implemented an underground drilling program for very high grade silver, as well as constructing a plant where the ore was processed near Ketchum, Idaho.  This project was sold to the Hothchield Group.

From 1974 through 1976, Mr. Cash was under contract with the government of Argentina in conjunction with Mineral Division of Gulf Oil to design, develop and bring into production an underground mine which produced wolfromite, gold and silver.  The project, located near San Luis, Argentina, consisted of the design and construction of a 550 ton per day gravity and flotation plant, as well as the training of all plant personnel.  Upon completion, the project was turned over to Gulf Oil and the Argentinean government.

In the 1960’s and early 1970’s Mr. Cash worked as a consultant in the mining industry.  A partial list of his clients includes:  IMCO Barite; United Mining Inc.; American Consolidated Mining; Combined Metals Reduction Co.; African Coast Diamonds and Minerals, Namibia; New Park Resources Inc.  Mr. Cash is a graduate of the Colorado School of Mining.

Cletius Glynn Rogers,  is our Vice President, Secretary and Director since May 25, 2007.  Mr. Rogers has over thirty (30) years of experience in the mining industry. In addition to being a retired Air Force officer, Mr. Rogers has studied and worked closely within the minerals business since retiring from the Air Force in 1979. Since 1997, Mr. Rogers has operated several medium-size mining operations, including those of the Bullion River Gold Corp. and the Minerals Mining Corporation. Mr. Rogers received a Bachelor of Science in business from San Francisco University. Since 2000, Mr. Rogers was the owner and operator of VSR, Inc. a mining design firm. Over the past five years several of the major projects he has been associated with were assisting with the design of the plant for XS Platinum, in Platinum ,Alaska: the design and construction of the French Coral Placer plant in California: the design and construction of a prossessing plant in Telegraph Mine, California: and the design and construction of and underground placer plant for Tin Calloway in California. Since June of 2010, Mr. Rogers has closed VSR, Inc. and now works as an independent consultant in the mining industry.

Cletius Glynn Rogers was born on September 18, 1938 in Paris, Arkansas.  After serving three years in the Air National Guard in Arkansas, he joined the United States Air Force in 1959, and was commissioned in 1960.  He served 20 years in the Air Force, attaining the rank of Major.  While in the service, he entered the University of San Francisco, where he graduated in 1970.  During the last several years in the service, Mr. Rogers became interested in the mining industry, which he entered on a part time basis in 1976, when he began prospecting for placer gold on Ruby Creek until 1978. With the price of gold at an unprofitable level, he discontinued those efforts.  After his retirement from the Air Force in 1979, he designed and constructed a silver mill in Mina, Nevada, called the Mina Mine, which operated at a rate of 250 tons per day of head feed.  He sold that operation in 1980 to an independent operator.  In 1980, Mr. Rogers designed and constructed a screening plant and gold recovery system in Fraser Valley, Canada, which operated at a rate of 200 cubic yards per hour.  He operated that plant for two years, at which point the price of gold had once begun dipped to a level as to make production economically unfeasible.   In 1982 he returned to prospecting, this time for tungsten, in Nevada and California.  In 1984 through 1985 he was commissioned by Tim Calloway to design and construct a gold processing mill, for an underground placer gold operation in Yuba City, California
From 1986 through 1989, Mr. Rogers prospected for underground placer gold, for Mineral Mining Corporaiton.  In 1988 through 1989, Mr. Rogers designed and constructed a 300 ton per day flotation plant for Siskon Gold, Inc. in northern California.

From 1990 through 2006, Mr. Rogers ran his own company, which specialized in fabricating mining equipment for placer operations.

Bil Zeleny, is our Chief Financial Officer and Treasurer since April 1, 2008.  Mr. Zeleny has spent the past seven years immersed in the world of mineral project financing; from developing business plans and pro-formas to creating budgets and preparing financials and negotiating financing.  Con-currently, Mr. Zeleny is also the Chief Financial Officer for the Orme School of Arizona, a college preparatory school, where he began in 2006.

Mr. Zeleny was an integral part of the financial and production modeling for the Platinum Creek Mine, in Platinum Alaska from 2007 through January 2009.  Mr. Zeleny worked with Mr. Cash on creating the business plan for the Cherokee Mine, in Oroville, California.  The Cherokee Project was to produce high grade silica for the production of glass.  From 2003 through 2006, Mr. Zeleny developed the business plan for a basalt/cinder mine in Florence, Arizona.  The business plan was sold to Western Power and Equipment, which purchased the mine, and created Arizona Pacific Materials.
Prior to his entrance into the mining sector, Mr. Zeleny has finance experience in the banking, film and medical laboratory arenas. He has worked for companies as diverse small film production companies to companies as large as Metpath, a division of Corning, Inc., and the Traveler’s Group.  Mr. Zeleny received a Bachelor of Arts degree from the University of California, Los Angeles.

Gary Mason, is our Director since September 26, 2007.  For the past sixteen (16) years, Mr. Mason has run his own Private Law Practice.  In his career, Mr. Mason has been employed by the Shell Oil Company from 1969 to 1972, where he was an exploitation engineer involved in the drilling of two (2) exploratory wells in San Juan County, Utah existing oil fields in southern California and the Coalinga Fields in central California. Mr. Mason has also been employed by Provident Savings and Loan (now Provident Bank) in Riverside, California from 1974 until 1984, where he was responsible for loan origination, serving and marketing, and also originated the IRA/Keogh Retirement Plans Department; Mr. Mason was also a member of the California Savings and Loan League Retirement Plans Committee, where he remained a member for seven (7) years. This Committee was responsible for developing new retirement products and maintaining qualified master IRA and Keogh plans for the industry in California, Nevada and Hawaii. He has also taught retirement plans classes for the Financial Institute of Chicago, Illinois. Mr. Mason received a Bachelor of Arts in economics, and a Bachelor of Science in geology from the University of Redlands, and received a Juris Doctor from the University of La Verne. Mr. Mason, a licensed attorney, is admitted to practice law in the State of California. He is also the secretary and a director of Master Cutting & Engineering, Inc., a privately-held steel service company located in California.  His legal and engineering experience bring a unique mixture of expertise to our board.

Bob Matthiessen.  Mr. Matthiessen holds a BS in Geosciences from the University of Arizona and has several years experience in mining and exploration industry, specializing in data management using the software program MEDSYSTEM by Mintec (now called Minesight).  Most recently Mr. Matthiessen retired from a position as Director of Security, Mammoth Mountain Ski Area where over the course of seven years he increased operating revenue in his departments from $682,000 to $1,250,000 while decreasing operating expenses from $630,000 to $480,000 exceeding budget targets every year.  In the late 1980s Mr. Matthiessen started in the mining industry logging chips for the exploration department at a producing open pit gold mine in Nevada.  He eventually was asked to run the department.  Near the end of 1991, he worked for the environmental industry in Southern California as the mining industry, in the U. S., appeared to be in decline.

Your Board of Directors recommends that you vote “FOR” the election of the nominees named above.

Executive Compensation.

During the fiscal year ended April 30, 2009, no remuneration of any nature was paid on account of services rendered by a current officer in such capacity.  During the Fiscal Year Ending April 30, 2010 the CEO and the CFO both received remuneration of One Hundred and Twenty Thousand (120,000) Dollars each.  Both salaries were accrued.

During the fiscal years ended April 30, 2010 and 2009, no retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

The following table summarizes all of the annual compensation paid to all of the company’s named executive officers for the two years ended April 30, 2009 and 2010:

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards (Shares)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)

H. Philip Cash(1)	2010	120,000	-0-	-0-	-0-	-0-	-0-	-0-	120,000
President and Director
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Bil Zeleny	2010	120,000	-0-	-0-	-0-	-0-	-0-	-0-	120,000
Chief Financial Officer and Treasurer
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Cletius Rogers	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Vice President, Secretary and Director
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Gary Mason	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Director
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements

Currently, we have employment agreements in place with H. Philip Cash, our President and Director, and Bil Zeleny, our Chief Financial Officer and Treasurer.  Said agreements contain only salary considerations in the amount of $120,000 per annum each.  Neither agreement presently contains any stock options or warrants, or any bonus structures or other benefits.

Option Exercise In Last Fiscal Year And Fiscal Year End Option Values

Our executive officers were not issued any options which could have been exercised during the fiscal years ended April 30, 2009 or 2010.

Directors' Compensation

We currently do not compensate our directors.  In the future, we may compensate our current director or any additional directors for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Compensation Committee

We have not formed an independent compensation committee.   The Company’s Board of Directors acts as the compensation committee.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of the date of this filing, certain information concerning the beneficial ownership of our 143,949,972 shares of common stock as of July 7, 2010 by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Name of Beneficial Owner	Class of Security	Amount and Nature of Beneficial Ownership (all direct unless otherwise noted)	Percent Of Class

H. Philip Cash (1)	Common Stock	53,027,832	36.84%
Cletius Rogers (2)	Common Stock	500,000.35%
Bil Zeleny (3)	Common Stock	4,727,187	3.28%
Gary Mason (4)	Common Stock	64,850	0.05%
Bruce Butcher (5)	Common Stock	57,750,000	40.12%

All directors and executive officers as a Group	Common Stock	58,255,019	40.47%

H. Philip Cash (1)	Preferred Stock	13,305,942	78.78%
Bil Zeleny (3)	Preferred Stock	3,433,350	20.33%

All directors and executive officers as a Group	Preferred Stock	16,739,292	99.11%

(1) H. Philip Cash is the Company’s President and is a Director.  The address is Route 1 Box 1092, Fairfield, ID, 83327.

(2) Cletius Rogers is a Director of the Company. The address is Route 1 Box 1092, Fairfield, ID 83327.

(3) Bil Zeleny is the Company’s Chief Financial Officer and Treasurer.  The address is 7025 E. Sweetwater Ave. Scottsdale, AZ 85254.

(4) Gary Mason is a Director of the Company.  The address is:  24266 Carrillo, Mission Viejo, CA 92691.

(5) The address is: 3 Macquarie Street, Sydney 2000, NSW Australia.

Annual Report to Stockholders and Report on Form 10

Additional information concerning us, including our financial statements, is provided in our Registration Statement on Form 10 A/1 filed with the Securities and Exchange Commission on September 7, 2010, incorporated herein by reference.  A copy of the registration statement is available to stockholders who make a written request for it to our President, H. P. Cash. At the company’s address:  Route 1 Box 1092, Fairfield, ID 83327

Stockholder Proposals

Any proposal to be presented at the annual meeting of stockholders must be received at our principal executive office not later than 10:00 a.m. on Friday, November 27, 2010, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held on November 29, 2010, if we do not receive notice of a matter or proposal to be considered by 10:00 a.m. on November 27, 2010, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

Other Matters

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

/s/ H.P. Cash
________________________
H.P. Cash
Director
November 9, 2010

NOTE:  This document is used by Shareholders to appoint a proxy.  A proxy is allowed to vote the shares of a Shareholder, if a Shareholder cannot attend a meeting.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF

ADVANCED MINERAL TECHNOLOGIES, INC.

I am the owner of _____________ shares of stock in Advanced Mineral Technologies, Inc.  And I hereby appoint and authorize (select one):

(Name of Proxy)

H. Phillip Cash, President and CEO

to act as proxy and to vote my shares at the following annual meeting of Shareholders, which will be held:

Monday, November 29, 2010

2:00 PM

Best Western Airport Plaza Hotel
1981 Terminal Way
Reno, Nevada 89502

Please return the proxy to:

AMTO
Hardy & Woodman
321 S. Arlington Avenue
Reno, NV 89501

This proxy shall be void if I personally attend the meeting.

IN WITNESS WHEREOF, I have executed this proxy on the _____ day of _______________________________.

Shareholder